EXHIBIT 11

                                MAXXAM INC.

                         COMPUTATION OF NET INCOME
                   PER COMMON AND COMMON EQUIVALENT SHARE
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                                         THREE MONTHS ENDED          NINE  MONTHS ENDED
                                           SEPTEMBER 30,               SEPTEMBER 30,
                                    --------------------------- --------------------------
                                         1998          1997          1998          1997
                                    ------------  ------------  ------------  ------------
Weighted average common shares
     outstanding                       7,000,597     8,289,722     7,000,597     8,491,364
Common equivalent shares
     attributable to stock options
     and convertible securities                -       804,517       816,018       781,064
                                    ------------  ------------  ------------  ------------
     Total common and common
          equivalent shares            7,000,597     9,094,239     7,816,615     9,272,428
                                    ============  ============  ============  ============

Earnings per share information:
Basic:
     Net income (loss)              $      (6.35) $       2.17  $      (4.31) $       5.96
                                    ============  ============  ============  ============
Diluted:
     Net income (loss) per common
          and common equivalent
          share                     $      (6.35) $       1.98  $      (3.86) $       5.46
                                    ============  ============  ============  ============


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